May 26, 1999


Mr. Jack Rodgers
Mortgage.com, Inc.
8751 Broward Boulevard
Plantation, FL 33324

Dear Jack

         The following, including the attached Non-Competition Agreement (Exhibit "A") will set forth our agreement in connection with the termination of your current employment agreement and your continued employment as an employee at will at mortgage.com:

         1.     Position:  Executive Vice President, Mortgage.com and President,
                CDG.
         2.     Effective Date:  April 1, 1999
         3.     Base Annual Salary:  $200,000
         4.     Car Allowance:  $500 per month
         5.     1998 Bonus:  $100,000
         6. 1999 Bonus: Executive shall be paid bonuses as determined from time to time by the Board. The Executive will be assigned a target award, representing a percentage of his Base Salary (representing not less than 35% nor more than 100% of his Base Salary) ("Target Award"). The Executive's bonus will be determined by multiplying the Target Award by a percentage reflecting the financial performance of the Company ("Percent of Target Award Earned"). The amount of any bonus payable to the Executive shall be determined as promptly as practicable after the determination of the Company's financial performance for the year, but in any event such payment will be made not later than 30 days after the Company's receipt of consolidated audited financial statements, if audited, or if not audited, not later than April 30 of such year.

         7. 401k Program: Standard eligibility for participation under the plan terms
         8.     Vacation:  Three weeks annually
         9. Insurance: Standard benefits available to all employees. Mortgage.com will contribute the HMO health and DMO dental rate toward the premium for your insurance benefits, any upgrades or dependent coverage will be your responsibility.
        10. Stock Options: 15,000 stock options, vesting 20% annually, at a strike price of $30.00 per share pursuant to the Company's Stock Option Plan and form of Stock Option Agreement currently in effect.

        11. By your signature below, you acknowledge that this agreement replaces your former Employment Agreement, dated the 28 day of January, 1998 and a copy of which is attached as Exhibit "B", and that all of the obligations of Mortgage.com thereunder have either been satisfied or, as to future obligations, shall be and are hereby released and of no further force and effect.
        12. A copy of the current Mortgage.com Employee Handbook currently in effect.

         If the above offer is acceptable to you, please so indicate by executing below and returning a copy of this letter for our files. We are excited about having you continue with us at mortgage.com and look forward to working with you for many years to come.

                                                              Sincerely,


                                                              /s/ SETH WERNER
                                                              ---------------
                                                              SETH WERNER
                                                              Chairman and CEO


I hereby acknowledge and accept the above terms and conditions this _____ day of May, 1999


/s/ JACK RODGERS
---------------------------
 JACK RODGERS